Exhibit 10.7
Alteryx 2022 Discretionary Bonus Plan
(as amended February 1, 2023)
1.Purpose
The Alteryx Discretionary Bonus Plan (the “Plan”) is a performance-based incentive bonus plan designed to align the interests of our company, our employees, and our investors, enable Alteryx to achieve and exceed specified financial goals, attract and retain employees to enhance our leadership position within the industry, and recognize and reward employees for their individual contributions to our success. This Plan document outlines the program overall, including timing, eligibility, and administration.
2.Performance Period
There are two performance periods:
•January 1, 2022 through June 30, 2022 (the “First Period”); and
•January 1, 2022 through December 31, 2022 (the “Second Period”).
3.Eligibility
Eligible participants are Alteryx employees and employees of its wholly owned subsidiaries who:
•Are employed prior to April 1, 2022 for the First Period payment, if any, and prior to October 1, 2022 for the Second Period payment, if any,
•Are in positions deemed as bonus eligible,
•Are actively employed and in good standing on the date that bonus payments are made,
•Are not eligible for another incentive, commission, or variable compensation plan (e.g., sales/services commission plans), and
•Are not temporary employees, leased employees, interns or contractors.
Eligibility for Rehires:
•Employees who terminate during the First Period, are rehired prior to April 1, 2022, and whose rehire date is less than 30 days from the date of termination will be eligible for the First Period payment, and no proration will be made for such period. All other criteria will apply (e.g., other prorations, performance, etc.).

•Employees who terminate during the Second Period (but after June 30, 2022), are rehired prior to October 1, 2022, and whose rehire date is less than 30 days from the date of termination will be eligible for the Second Period payment and no proration will be made for such period. All other criteria will apply (e.g., other prorations, performance, etc.).
4.Payments
First Period bonus payments will be paid through the normal local country payroll.
Second Period bonus payments will be paid through the normal local country payroll schedule on or before March 31, 2023.
Eligible employees on qualified Leave of Absence (“LOA”) at the time of payment will receive payment upon return from LOA.
5.Bonus Calculation and Proration
First Period Bonus Calculation.
Base salary and target bonus percentage, each as of June 30, 2022, are used to determine the bonus target amount for the First Period, subject to adjustment based on company performance and individual performance.

The maximum First Period bonus payment is 50% of the employee’s annual target award amount (prorated for any partial period of employment during the First Period).
Employees who start employment with Alteryx during the First Period and before April 1, 2022 will be eligible for a prorated First Period bonus amount based on their employment start date (or, if applicable, based on their time in a bonus plan-eligible role); provided, however, that employees who started or transferred to a bonus plan-eligible role, on or after April 1, 2022 will not be eligible for a First Period bonus payment. For example, an employee whose start date was February 15, 2022 would have a prorated bonus eligibility for the First Period of 75% (or 136/181 days).
For employees on a qualified Leave of Absence during the First Period, the eligible target bonus will be calculated with no proration. Bonus eligibility will be prorated for employees who are on personal leave (i.e., voluntary and unpaid leave) during the First Period.
Second Period Bonus Calculation.
Base salary and target bonus percentage, each as of December 31, 2022, are used to determine the bonus target amount for the Second Period, subject to adjustment based on company performance and individual performance.
The maximum Second Period bonus payment is 100% of the employee’s annual target award amount multiplied by the applicable bonus pool funding percentage and individual performance percentage, as described below, up to a maximum of 200% of the employee’s annual target amount. If an employee received a First Period payment, such payment will be deducted from the Second Period payment.
Employees who start employment with Alteryx during the Second Period and before October 1, 2022 will be eligible for a prorated Second Period bonus amount based on their employment start date (or, if applicable, based on their time in a bonus plan-eligible role); provided, however, that employees who started or transferred to a bonus plan-eligible role, on or after October 1, 2022 will not be eligible for a Second Period bonus payment. For example, an employee whose start date was February 15, 2022 would have a prorated bonus eligibility of 88% (or 320/365 days).
For employees on a qualified Leave of Absence during the Second Period, the eligible target bonus will be calculated with no proration. Bonus eligibility will be prorated for employees who are on personal leave (i.e., voluntary and unpaid leave) during the Second Period.
6.Company Performance Metrics
Company performance will be determined by achievement of a specific Annual Recurring Revenue (“ARR”) target.
ARR represents the annualized recurring value of all active subscription contracts at the end of the First Period and Second Period, as applicable, including or excluding certain adjustments as determined by the Chief Financial Officer.
The ARR target for the First Period is $729 million.
The ARR target for the Second Period is $840 million.
An employee’s bonus award calculated on the above performance metric may be increased or decreased at the discretion of management to reflect individual performance or extraordinary events.

7.Bonus Pool Funding
The Company must achieve a minimum performance threshold of ARR for the bonus pool to be funded and paid for the First Period and the Second Period.
At 100% achievement of the ARR performance target, the bonus pool will be funded at 100% of target. If ARR is above or below the target (as applicable), the bonus pool funding amount will be interpolated between pool funding amounts as exemplified on the charts shown below.

Measurement: ARR Target for First Period (January – June)
Target Achievement (%)	Target Achievement ($)	Pool Funding
< 80%	< $583M	$0
80%	$583M	80%
100%	$729M	100%

Measurement: ARR Target for Second Period (Full Year)
Target Achievement (%)	Target Achievement ($)	Pool Funding
< 80%	< $672M	$0
80%	$672M	80%
100%	$840M	100%
110%	$924M	150%
115%+	$966M+	200%

ARR achievement of less than 80% of target will not result in pool funding, achievement of 80% to 100% of target will result in pool funding at a percent-for-percent rate, achievement of greater than 100% through 110% of target will result in pool funding at an incremental 5% for every incremental percent achievement between 100% and 110% (for example, 105% achievement will yield 125% pool funding), achievement of greater than 110% of target will result in pool funding of an incremental 10% for every incremental percent achievement over 110% up to a maximum pool funding of 200% (for example, 112% achievement will yield 170% pool funding and 135% achievement will yield 200% pool funding).
8.Individual Performance
Based on performance and the achievement of individual goals (for example, in Objectives and Key Results [OKR]) as determined by the employee’s manager and/or leadership chain, modification to a participant’s target award can range from 0% to 150% (but in no event will such individual modification result in a participant receiving more than 100% of participant’s target award for the First Period or 150% of the participant’s target award for the Second Period). The total of all bonus awards for any Department cannot exceed 100% of the available pool unless approved by the Chief Financial Officer.
9.Payment Calculation
Bonus payment calculation will be made using the formula below for the First Period:

Eligible Compensation	x	Bonus Pool Funding %	x	Individual Performance %	=	Individual Bonus Award (up to a maximum of 50% of the employee’s annual target award amount)

Bonus payment calculation will be made using the formula below for the Second Period:

Eligible Compensation	x	Bonus Pool Funding %	x	Individual Performance %	=	Individual Bonus Award (less any First Period payment)

For example:
For the First Period: An employee joined Alteryx on February 15, 2022 with an annual salary of $50,000 USD and an 8% annual bonus target (or $4,000, subject to 75% proration for the partial period of employment during the First Period). If the company were to achieve 89% of the ARR performance target for the First Period, the bonus payment would be calculated as follows:
•First Period Bonus Opportunity (“Eligible Compensation” above): $1,500 (50% of $4,000 [$50,000 x 8%] x 75%)
•Bonus pool funding: 89%
•Bonus Award paid for First Period: $1,335 ($1,500 x 89%)
For the Second Period: An employee joined Alteryx on February 15, 2022 with an annual salary of $50,000 USD and an 8% annual bonus target (or $4,000, subject to 88% proration for partial year of employment). If the company were to achieve 110% of the ARR performance target for the Second Period and the employee’s manager decided to award the employee 105% of their bonus due to high performance on their OKRs, the bonus payment would be calculated as follows:
•Second Period Bonus Opportunity (“Eligible Compensation” above): $3,520 ($4,000 [$50,000 x 8%] x 88%)
•Bonus pool funding: 150%
•Individual performance %: 105%
•Bonus Award before reduction for First Period payment: $5,544 ($3,520 x 150% x 105%)
•Bonus Award paid for Second Period: $4,209 ($5,544 - $1,335)
10.Administration
The Plan will be administered by Alteryx’s Compensation Committee, with day-to-day management to be conducted by the Chief People Officer (CPO), the Chief Financial Officer (CFO) and their respective organizations.
The CPO, CFO and Compensation Committee are responsible for:
•Determining eligibility for participation in the Plan,
•Determining performance measures, performance targets, award opportunities and earned awards, and
•Interpreting the Plan and prescribing, amending, suspending or rescinding the terms of the Plan as needed.
11.General Provisions
Alteryx may deduct any taxes required by law to be withheld upon payment of any bonus under this Plan.
Bonus awards granted under the Plan will not be transferrable other than by will or laws of descent and distribution.
Nothing in the Plan or in any bonus award granted will confer on an individual any right to an award, or to continue in the employ of the company or any of its subsidiaries or deter in any way the right of the company or any subsidiary to terminate any employment.

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